UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2006
TRM CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	0-19657	93-0809419

(State or other jurisdiction of incorporation)	Commission File Number)	(I.R.S. Employer Identification No.)
5208 N.E. 122nd Avenue, Portland, Oregon 97230
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (503) 257-8766
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     See Item 5.02 below, with respect to the resignation of Danial J. Tierney and agreements between TRM Corporation (the “Company”) and Mr. Tierney with respect thereto. The discussion of those agreements is incorporated herein by reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b) On December 29, 2006, Hersh Kozlov resigned from the Board of Directors of the Company, effective as of December 29, 2006. Mr. Kozlov served as the Chairman of the Company’s Investment Committee and also served on the Company’s Compensation Committee. Mr. Kozlov’s departure is not related to any disagreement with the Company or with the Company’s operations, policies or practices.
     Effective on January 1, 2007, Danial J. Tierney resigned as the Company’s Executive Vice President in order to pursue other business opportunities. Mr. Tierney’s departure is not related to any disagreement with the Company or with the Company’s operations, policies or practices. In connection with his departure as Executive Vice President, Mr. Tierney and the Company entered into a letter agreement confirming the severance provisions of Mr. Tierney’s Employment Agreement, dated January 1, 2000, with the Company including a release of claims (the “Letter Agreement”), as well as a Consulting Agreement.
(d) John S. White was appointed as a member of the Company’s Board of Directors on January 4, 2007. Mr. White, age 66, is currently a consultant in the financial industry. From April 15, 2002 to December 31, 2006, he was a member of the senior management team of Royal Alliance, a unit of AIG group of companies, holding various positions, including directing the firm’s external and internal communications, providing analytical support and strategic planning to the chief executive officer, and directing the sales practices of the firm’s more than 2,000 registered representatives. Prior to April 15, 2002, Mr. White was President of DCC Securities Corporation, a NASD member securities trading firm which he founded in 1991. Mr. White is a certified public accountant.
     Mr. White has been a member of the Board of Directors of Resource America Inc. (NASDAQ: REXI) since 1993 and he is Chairman of their Corporate Governance Committee and a member of their Compensation Committee. He also served as a member of the Board of Directors of Atlas America (NASDAQ:ATLS).
(e) The Letter Agreement provides that the Company will pay Mr. Tierney severance totaling $275,000, plus $15,000 as payment for accrued but unused paid-time-off, plus his salary for December 2006, to the extent it was not previously paid. The Letter Agreement also provides that the Company will take all necessary corporate actions to cause the vesting of all unvested restricted stock or stock options and will extend the time to exercise such options to two years from the termination of employment or ten years from the date of grant, whichever is shorter. Mr. Tierney has provided the Company with a general release of any and all claims which he has or may have against the Company.
     The Consulting Agreement between the Company and Mr. Tierney (the “Consulting Agreement”) states that Mr. Tierney shall provide consulting services to the Company for a six month period commencing on January 2, 2007 and ending on July 1, 2007. The Consulting Agreement provides that Mr. Tierney shall assist the Company with completing the sales of the United States photocopy business, its Canadian ATM business, certain other matters that Mr. Tierney had been working on immediately preceding termination of his employment and other matters agreed upon with the Company. The Company has agreed to pay Mr. Tierney a fee of $85,000 (the “Consulting Fee”) in equal monthly installments of $14,166.67 on the last business day of each calendar month from January 2007 through and including June 2007, subject to partial acceleration upon the occurrence of certain events. Under certain circumstances Mr. Tierney may earn a bonus, in addition to the Consulting Fee, totaling $20,000.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRM CORPORATION
	By:	/s/ Daniel E. O'Brien
		Name:	Daniel E. O'Brien
Date: January 4, 2007		Title:	Chief Financial Officer